Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-153701 on Form S-3 of our reports dated February 25, 2009 relating to the consolidated financial statements of L-1 Identity Solutions, Inc. and its subsidiaries, and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of L-1 Identity Solutions, Inc. and its subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Stamford, Connecticut

March 2, 2009